Exhibit C

MELCO RESORTS & ENTERTAINMENT LIMITED

OFFER TO EXCHANGE OUTSTANDING OPTIONS FOR RESTRICTED SHARES

AND/OR NEW OPTIONS

INDIVIDUAL OPTION STATEMENT

[Name]

[Address]

Melco Resorts & Entertainment Limited (“Melco Resorts”) is offering certain eligible option holders, including you as the recipient of this Individual Option Statement, the opportunity to exchange outstanding share options for (i) only restricted shares, (ii) only new share options, or (iii) 50% restricted shares and 50% new share options (the “Exchange Offer”). The restricted shares and share options will be granted under the 2021 Share Incentive Plan of Melco Resorts (the “Plan”). You are eligible to participate in the Exchange Offer (and therefore an “eligible option holder”) if you meet ALL three of the following criteria:

•

You are an officer, employee or other service provider of Melco Resorts or its parent or a subsidiary (“Melco Group”) on April 7, 2022 (the date the Exchange Offer starts), who has been designated by Melco Resorts as being eligible to participate in this Exchange Offer,

•	You hold one or more options, and

•

You (i) continue to be an officer or employee of, or continue to provide services to, the Melco Group, (ii) are in active employment or service (which does not include being on garden leave or unauthorized leave) and (iii) have not submitted or received a notice of termination of employment or service (except those eligible Option holders who are transitioning from employee status to service provider status and whose eligibility designation has not been revoked), as of the end of the Exchange Offer (expected to be at 5:00 p.m. Hong Kong time on April 14, 2022).

Participation in the Exchange Offer is voluntary, and you are under no obligation to tender any of your share options.

This Individual Option Statement highlights some of the key points of the Exchange Offer. This statement is intended to provide you with information you may find useful in determining whether or not you wish to exchange your options. It should be read in conjunction with the complete terms and conditions of the Exchange Offer contained in the Offer to Exchange document, dated April 7, 2022 (the “Offer to Exchange”). Annex A contains a table showing both your individual share option information and the restricted shares and/or share options for which such options may be exchanged. It illustrates what will happen if you choose to exchange or retain your current share options.

Once you’ve reviewed the information in this Individual Option Statement and the Offer to Exchange, you must then complete the Election Form and Release Agreement to participate in the Exchange Offer. On the Election Form and Release Agreement, you must make an election of whether or not you wish to tender your share options, and you must sign and return the Election Form and Release Agreement so it is received by Melco Resorts no later than 5:00 p.m., Hong Kong time, April 14, 2022, unless the Exchange Offer is extended. You may not withdraw your election after submitting your Election Form and Release Agreement, unless Melco Resorts has modified the Exchange Offer in a material manner. If you do not submit a completed Election Form and Release Agreement by this deadline, you will be deemed to have rejected the Exchange Offer, and you will retain all your current share options with their current terms.

If You Choose to Participate

If you choose to exchange your share option grant(s) pursuant to the Exchange Offer, you will surrender all of the exchanged, unexercised shares in all options granted to you — exchanges for some, but not all, of your options or for a portion of an outstanding unexercised option will not be accepted. If you elect to exchange your options, you will receive a new award of restricted shares and/or share options based on an exchange value formula as explained in the Offer to Exchange. Restricted share awards represent the right to receive Ordinary Shares once you meet the vesting requirements. Unlike your current share options, you will not have to pay an exercise price to receive such Ordinary Shares. However, if you elect to receive new share options in the Exchange Offer, such options will have an exercise price and will not be exercisable until the vesting requirements have been satisfied.

All restricted shares and/or new share options received in exchange for options will vest 50% on the first anniversary of the date of grant (which is April 6, 2022), and 50% on the second anniversary of the date of grant. If your position as an officer, employee or other service provider with the Melco Group terminates before your restricted shares and/or new share options have vested, then you will forfeit any restricted shares and options that have not vested on the date of such termination. We will grant restricted shares and/or new share options promptly following the expiration of the Exchange Offer in exchange for properly tendered and accepted options.

You should be aware that Melco Resorts does not have any plan at this time to offer another option exchange program in the future, and we will strictly enforce the deadline by which you must decide whether to participate in the Exchange Offer.

WE ADVISE ALL ELIGIBLE OPTION HOLDERS WHO ARE CONSIDERING EXCHANGING THEIR OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS ABOUT THE TAX CONSEQUENCES OF PARTICIPATING IN THIS EXCHANGE OFFER.

IN ADDITION, YOU SHOULD BE AWARE THAT THERE MIGHT BE TAX AND SOCIAL INSURANCE CONSEQUENCES THAT MAY APPLY TO YOU. WE STRONGLY RECOMMEND THAT YOU CONSULT WITH YOUR ADVISORS TO DISCUSS THE CONSEQUENCES OF PARTICIPATING IN THIS EXCHANGE OFFER.

If You Choose Not to Participate

If you choose not to participate in the Exchange Offer, you will keep your current share option grants, you will not receive restricted shares or new share options and your outstanding share options will retain their current vesting provisions, exercise price and other terms. Again, participation in this exchange is completely voluntary and you are under no obligation to participate.

What Do You Need To Do?

Once you have reviewed this statement and the Offer to Exchange, along with the other option exchange materials, you must submit the Election Form and Release Agreement if you wish to participate in the Exchange Offer. The completed Election Form and Release Agreement must be received by Melco Resorts before 5:00 p.m., Hong Kong time, April 14, 2022, unless the Exchange Offer is extended.

About the Exchange Offer

Participation in the Exchange Offer involves a number of potential risks as described in the Offer to Exchange. Since the future market price of Melco Resorts’ Ordinary Shares is unpredictable, eligible participants should carefully consider these risks. It is possible for your share options to have a greater or lesser value than the restricted shares and/or new share options that you receive under the Exchange Offer.

PARTICIPANTS ARE ENCOURAGED TO CAREFULLY CONSIDER THESE RISKS AND TO SPEAK WITH FINANCIAL AND TAX ADVISORS AS NECESSARY BEFORE DECIDING WHETHER OR NOT TO PARTICIPATE IN THE EXCHANGE OFFER.

ANNEX A

MELCO RESORTS & ENTERTAINMENT LIMITED

INDIVIDUAL OPTION STATEMENT

You may choose to exchange share options that were granted under our 2011 Share Incentive Plan. Below is a summary of your share options and the applicable exchange value for each option grant.

Grant Date	Exercise Price	Vesting Schedule	Expiration Date	Shares Issuable Upon Exercise of Options	Exchange Value(1)	Restricted Shares to be Issued Upon Exchange(2)	Number of Option Shares Into Which New Option is Exercisable(3)

(1)	The exchange value is the fair value of the option listed, based on the exchange value formula which is described in the Offer to Exchange.
(2)

The number of Restricted Shares to be issued upon exchange is determined by dividing the exchange value by the April 6, 2022 closing American depositary share price (divided by three to obtain the per ordinary share price). This assumes that the existing option is exchanged only for Restricted Shares.

(3)

The number of New Options to be issued upon exchange is determined by applying a multiple of three to the number of Restricted Shares that would otherwise be issued in (2) above. This assumes that the existing option is exchanged only for New Options.

Thus, if you elect to participate in the Exchange Offer, then you will have the choice of receiving:

•	Restricted Shares only: A total of Restricted Shares in exchange for the Options set forth in the table above.

•	New Options only: New Options exercisable for a total of Ordinary Shares in exchange for the Options set forth in the table above, with an exercise price of US$2.4667 per Ordinary Share.

•

50% Restricted Shares and 50% New Options: A total of                      Restricted Shares and New Options exercisable for a total of                      Ordinary Shares, with an exercise price of US$2.4667 per Ordinary Share, in exchange for the Options set forth in the table above.

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